EXHIBIT 99.1

RAMCO-GERSHENSON PROPERTIES TRUST
SELECTS BRIAN HARPER AS ITS NEXT PRESIDENT AND CHIEF EXECUTIVE OFFICER

FARMINGTON HILLS, Michigan, April 12, 2018 - Ramco-Gershenson Properties Trust (NYSE:RPT) ("Ramco", the “Company") today announced that its Board of Trustees (the "Board") has selected Brian Harper as the Company’s next President and Chief Executive Officer. Mr. Harper will succeed Dennis Gershenson, the current Chief Executive Officer of the Company, no later than June 15, 2018, and will also join the Company’s Board of Trustees on that date.

Mr. Harper most recently served as Chief Executive Officer of Rouse Properties (“Rouse”). Mr. Harper also served as the Chief Operating Officer of Rouse from April 2015 to September 2016 and as Executive Vice President of Leasing and Acquisitions of Rouse from January 2012 to April 2015. Mr. Harper previously was the Senior Vice President of Leasing for General Growth Properties. Mr. Harper has over 18 years of experience in the retail real estate industry, and brings significant expertise in real estate operations, redevelopment and site densification as well as strong relationships with leading retailers. He has won several awards, including Chain Store Age’s 10 Under 40 in Real Estate. Mr. Harper holds a Bachelor’s degree from the University of Kansas.

“After a comprehensive search process, the Board is pleased to have found the best individual from a field of highly-qualified candidates to assume leadership of the Company,” said Stephen R. Blank, current Chairman of the Board of Trustees of the Company. “Brian’s track record of strong leadership and value creation, combined with his deep industry knowledge, qualifies him to successfully lead Ramco in today’s evolving retail landscape and into the future.”

Mr. Gershenson, who will become Chairman of the Board, expressed confidence in the Board’s decision. “I appreciate the diligence and thoroughness with which the Board has approached the transition of the Company’s leadership,” said Mr. Gershenson. “I am delighted that the Board has found an individual of Brian’s caliber to lead the Company going forward.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a premier, national publicly-traded shopping center real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's primary business is the ownership and management of dynamic town centers, urban-infill properties and neighborhood shopping centers in key growth markets in the 40 largest metropolitan markets in the United States.  At December 31, 2017, the Company owned interests in and managed a portfolio of 56 shopping centers and three joint venture properties. At December 31, 2017, the Company's consolidated portfolio was 93.3% leased. Ramco-Gershenson is a fully-integrated qualified REIT that is self-administered and self-managed. For additional information about the Company please visit www.rgpt.com.

Company Contact:
Dawn L. Hendershot, Senior Vice President of Investor Relations
and Public Affairs
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202